May 1, 2008

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

FHLBNY Declares a First Quarter Dividend of 7.80%

I am pleased to report that our Board of Directors voted on April 17, 2008, to approve a dividend rate for the first quarter of 2008 of 7.80% (annualized). The FHLBNY’s dividend rate for the fourth quarter of 2007 was 8.40%. The dollar amount of the first quarter 2008 dividend will be approximately $88 million. The cash dividend was distributed to member financial institutions on April 30, 2008.

The dividend reflects the FHLBNY’s low-risk profile and conservative investment strategy. It represents a payout of approximately 88% of net income for the quarter. The Home Loan Bank had net income of $100.2 million for the first quarter of 2008, representing a 40% increase from the $71.3 million in net income reported for the first quarter of 2007. Retained earnings as of March 31, 2008, after the dividend payment, were approximately $341 million. Using published numbers for the year ended December 31, 2007, the twelve Federal Home Loan Banks had a total of just under $3.7 billion in retained earnings. New York’s share was 11.3% of that total, down from 11.7% at the end of 2006. As the third largest Federal Home Loan Bank, New York’s retained earnings were, as of the end of 2007, the third highest in the Federal Home Loan Bank System in terms of dollar amount and the third highest as a percentage of total assets.

Please note that future dividend rates may be significantly different from the current rate as a result of a number of factors including the effects of derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve targeted returns on our investments.

Advances increased to $85.9 billion on March 31, 2008, compared to $82.1 billion on December 31, 2007. This is the highest advance level we have booked in the 76 years of operation of the FHLBNY. And, reflecting our objective to be an “advances Home Loan Bank,” advances represented 79% of the Bank’s total assets. Investments and short-term money market instruments were $20.5 billion at March 31, 2008, down from $25.4 billion on December 31, 2007. Capital rose to $4.8 billion on March 31, 2008, compared to $4.75 billion on December 31, 2007. Total assets remained steady at $108.5 billion on March 31, 2008, compared to $109.7 billion at the end of 2007.

The Federal Home Loan Banks were created by Congress to supply reliable, low-cost funding to community member lenders in all business cycles. The sustained increase in advances demonstrates the important role we play as we help community member lenders serve their neighborhoods regardless of the economic environment.

Home Loan Bank Holds “Connections Forum”

I would like to report to you on the FHLBNY’s April 22 “Connections Forum” held at our headquarters at 101 Park Avenue in Manhattan. The two-hour forum was well attended with 50 executives from 27 member lenders. I would like to thank all those who attended.

The featured speaker was the renowned Lew Ranieri, Chairman of Root Markets, Inc. His latest cutting-edge venture, Root Exchange, offers a new lead generation marketplace permitting member financial institutions to bid on leads and close deals using the Internet. Also highlighted during the forum was the FHLBNY’s new “Member Loan Connection” service, which enables members who would like to sponsor or invest in loan participations with other Bank members to connect with each other through the HLB.

The presentations made during the Connections Forum are available on our website at www.fhlbny.com/event. If you would like to learn more about either program, please call Candice Soldano at 212-441-6773 or Maria Lopes at 212-441-6788.

Mortgage Partnership Finance® (MPF®) Program

On April 23, 2008, the Federal Home Loan Bank of Chicago publicly announced that, effective immediately, they would no longer enter into new master commitments or renew existing master commitments to purchase mortgage loans from Participating Financial Institutions under the MPF Program. However, this news applies only to members of the Chicago Bank. This announcement does not affect the operations of the FHLBNY’s program for our 70 participants in MPF. The MPF Program remains open for business.

The New York Bank is proud to offer the MPF Program for our members, but we do keep the program at a manageable size. Mortgage assets were at $1.47 billion at March 31, 2008, about the same as of the end of 2007, and represented less than 1.5% of the Bank’s total assets.

I would like to thank all of our customers for their business.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.